Exhibit 99.1

Callon Petroleum Company Announces Pricing of Common Stock Offering

NATCHEZ, Miss., March 9, 2015 — Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced that it has priced an underwritten public offering of 9,000,000 shares of its common stock for total estimated gross proceeds (before the underwriter’s discounts and commissions and estimated offering expenses) of approximately $59 million. The underwriter will have an option to purchase up to an additional 1,350,000 shares of common stock from the Company. The offering is expected to close on or about March 13, 2015.

Callon intends to use the net proceeds from this offering to repay amounts outstanding under its credit facility, with any remainder being used for general corporate purposes, which may include funding of its capital program and future acquisitions.

J.P. Morgan is acting as sole book-running manager for the offering. The underwritten public offering will be made only by means of a prospectus supplement and accompanying base prospectus. You may obtain these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, copies may be obtained from J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, via telephone at (866) 803-9204, or by emailing prospectus-eq_fi@jpmchase.com.

The common stock will be issued and sold pursuant to an effective shelf registration statement on Form S-3 previously filed with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. This offering may only be made by means of a prospectus supplement and related base prospectus.

About Callon Petroleum Company

Callon is an independent energy company focused on the acquisition, development, exploration, and operation of oil and gas properties in the Permian Basin in West Texas.

Cautionary Statement Regarding Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than historical facts, that address activities (including about the Pending Acquisition) that the Company assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the Company’s management. Information concerning these risks and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K, available on the Company’s website or the SEC’s website at www.sec.gov.

For further information contact:

Joe Gatto

Chief Financial Officer, Senior Vice President and Treasurer

1-800-451-1294